EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
August 5, 2015	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Second Quarter 2015 Earnings
 and Revises 2015 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $15.8 million, or $0.28 per diluted share, in the second quarter 2015, compared to $9.3 million, or $0.16 per diluted share, in the second quarter 2014.  For the first six months of 2015, consolidated net income was $73.4 million, or $1.28 per diluted share, compared to $64.8 million, or $1.13 per diluted share, for the same period in 2014.

Consolidated earnings for the second quarter and first six months 2015 and 2014 include certain non-recurring items, which are explained below.

●	Merger-related expenses associated with the pending merger of UIL and Iberdrola USA, Inc., recorded in the second quarter and first six months of 2015
●	Acquisition-related expenses associated with the now-terminated proposed acquisition of Philadelphia Gas Works recorded in the second quarter and first six months of 2014
●	Transmission return on equity (ROE) reserves recorded in the second quarter and first six months of 2015 related to ROE proceedings pending at the Federal Energy Regulatory Commission (FERC)

Consolidated earnings, excluding the non-recurring items, for the second quarter and first six months ended June 30 were:

	Quarter ended June 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Consolidated Earnings	$15.8	$9.3	$6.5	$0.28	$0.16	$0.12

Non-recurring items:
Merger/Acquisition-related expenses	0.1	5.0	(4.9)	-	0.09	(0.09)
Transmission ROE reserves	(0.1)	-	(0.1)	-	-	-
Consolidated Earnings, excl. non-recurring items	$15.8	$14.3	$1.5	$0.28	$0.25	$0.03

	Year-to-date ended June 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Consolidated Earnings	$73.4	$64.8	$8.6	$1.28	$1.13	$0.15

Non-recurring items:
Merger/Acquisition-related expenses	4.1	11.9	(7.8)	0.07	0.21	(0.14)
Transmission ROE reserves	2.1	-	2.1	0.04	-	0.04
Consolidated Earnings, excl. non-recurring items	$79.6	$76.7	$2.9	$1.39	$1.34	$0.05

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“Earnings improved for both the quarter and year-to-date, compared to last year,” commented James P. Torgerson, UIL’s president and chief executive officer.  “Consolidated earnings for the second quarter, excluding non-recurring items, increased $0.03 per diluted share, most of which was from improved results at our gas distribution businesses.  We continue to execute on our gas expansion plan, adding 3,894 gas heating customers during the first half of 2015 and remain optimistic that we will reach our goal of 12,000 conversions in 2015,” added Torgerson.

“Regarding the merger with Iberdrola USA, Inc., in response to the issuance of a draft decision issued by the CT Public Utilities Regulatory Authority (PURA), we withdrew our pending application on July 7, 2015 and filed a new application with PURA on July 31, 2015. The new application provides more clarity about the short and long-term benefits to our customers and the State,” added Torgerson.  “Besides the CT regulatory approval, we still need approval from the MA Department of Public Utilities and shareholder approval.  The required Federal approvals have been received.  We still expect the merger to close by year-end 2015.”

“Lastly, we continue to execute on our growth initiatives such as our recently announced equity investment in a natural gas pipeline project in New England,” added Torgerson.  “This project not only fits well within our strategic growth initiative, it will bring abundant, low-cost and critically needed natural gas supplies to the heart of New England.”

Electric Distribution

The electric distribution business earned $10.5 million, or $0.18 per diluted share, in the second quarter 2015, compared to $11.2 million, or $0.20 per diluted share, in the second quarter 2014.  The decrease in earnings for the quarter was primarily due to adjustments associated with the completion of the Internal Revenue Service’s examination of income tax years 2009 through 2012.

For the first six months of 2015, the electric distribution business earned $21.8 million, or $0.38 per diluted share, compared to $25.2 million, or $0.44 per diluted share, for the same period in 2014.  The decrease in earnings for the first six months was primarily due to higher employee-related expenses, depreciation and amortization expenses and taxes other than income taxes, as well as adjustments associated with the aforementioned federal tax audit.

Electric Transmission

The electric transmission business earned $7.8 million, or $0.14 per diluted share, in the second quarter 2015, compared to $9.0 million, or $0.15 per diluted share, in the second quarter 2014.  For the first six months of 2015, the electric transmission business earned $14.3 million, or $0.25 per diluted share, compared to $17.6 million, or $0.31 per diluted share, for the same period in 2014.

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Excluding the non-recurring transmission ROE reserves discussed above, the electric transmission earnings for the quarter and first six months of 2015 were:

	Quarter ended June 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Electric Transmission	$7.8	$9.0	$(1.2)	$0.14	$0.15	$(0.01)
Transmission ROE reserves	(0.1)	-	(0.1)	-	-	-
Electric Transmission, excl. non-recurring item	$7.7	$9.0	$(1.3)	$0.14	$0.15	$(0.01)

	Year-to-Date June 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Electric Transmission	$14.3	$17.6	$(3.3)	$0.25	$0.31	$(0.06)
Transmission ROE reserves	2.1	-	2.1	0.04	-	0.04
Electric Transmission, excl. non-recurring item	$16.4	$17.6	$(1.2)	$0.29	$0.31	$(0.02)

The decrease in earnings for both the quarter and the first six months was primarily due to a lower ROE as a result of the FERC’s October 2014 order in the transmission ROE proceedings.

Gas Distribution

The gas distribution businesses earned $1.4 million, or $0.02 per diluted share, in the second quarter 2015, compared to a loss of $2.2 million, or $0.04 per diluted share, in the second quarter 2014. The increase in earnings was primarily due to lower uncollectible expense, lower corporate charges and the absence of earnings sharing recorded in the second quarter of 2014.

For the first six months of 2015, the gas distribution business earned $42.6   million, or $0.74 per diluted share, compared to $36.8 million, or $0.64 per diluted share, in the same period in 2014.  The increase in earnings was primarily due to colder weather in the first quarter 2015 compared to the first quarter 2014, lower uncollectible expense, increased customer growth and the absence of earnings sharing recorded in 2014, partially offset by higher employee-related expenses.

The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

Estimated Impact of Weather, NUPC and Customer Growth
(In Thousands)
	2Q '15 vs. 2Q '14 Gross Margin favorable/(unfavorable)	YTD '15 vs. YTD '14 Gross Margin favorable/(unfavorable)
Weather(1)	$(515)	$6,150
Normalized usage per customer	191	(690)
Decoupling adjustment	113	(2,204)
Subtotal	$(211)	$3,256
Customer Growth(2)	990	3,176
Total	$779	$6,432

(1)	Excluding weather insurance payouts of $0.5M & $2.2M, pre-tax, recorded in the 2Q & YTD '14, respectively
(2)	Based on new business growth only

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Corporate

Corporate costs were $3.9 million, after-tax, or $0.06 per diluted share, in the second quarter 2015, compared to costs of $8.7 million, after-tax, or $0.15 per diluted share, in the second quarter 2014. For the first six months of 2015, Corporate costs were $5.3 million, after-tax, or $0.09 per diluted share, compared to costs of $14.8 million, or $0.26 per diluted share, for the same period in 2014.

Excluding the non-recurring merger/acquisition-related expenses discussed above, Corporate costs for the quarter and first six months of 2015 were:

	Quarter ended June 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Corporate	$(3.9)	$(8.7)	$4.8	$(0.06)	$(0.15)	$0.09
Merger/Acquisition-related expenses	0.1	5.0	(4.9)	0.00	0.09	(0.09)
Corporate, excl. non-recurring item	$(3.8)	$(3.7)	$(0.1)	$(0.06)	$(0.06)	$0.00

	Year-to-date ended June 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Corporate	$(5.3)	$(14.8)	$9.5	$(0.09)	$(0.26)	$0.17
Merger/Acquisition-related expenses	4.1	11.9	(7.8)	0.07	0.21	(0.14)
Corporate, excl. non-recurring item	$(1.2)	$(2.9)	$1.7	$(0.02)	$(0.05)	$0.03

The decrease in Corporate costs for the first six months of 2015 was primarily due to increased returns on shared capital assets.

Segment details for UIL’s results for the second quarter and first six months of 2015, compared to the same periods in 2014, are presented in the table below:

	Net Income (Loss) - $M
	Quarter ended June 30,			Six months ended June 30,
	2015	2014	'15 vs '14	2015	2014	'15 vs '14

Electric Distribution	$10.5	$11.2	$(0.7)	$21.8	$25.2	$(3.4)
Electric Transmission	7.7	9.0	(1.3)	16.4	17.6	(1.2)
Gas Distribution	1.4	(2.2)	3.6	42.6	36.8	5.8

Operating Companies	19.6	18.0	1.6	80.8	79.6	1.2

Corporate	(3.8)	(3.7)	(0.1)	(1.2)	(2.9)	1.7

Subtotal	$15.8	$14.3	$1.5	$79.6	$76.7	$2.9

Merger and acquisition-related expenses	(0.1)	(5.0)	4.9	(4.1)	(11.9)	7.8
Transmission ROE reserves	0.1	-	0.1	(2.1)	-	(2.1)

Consolidated Earnings	$15.8	$9.3	$6.5	$73.4	$64.8	$8.6

	Earnings (Loss) Per Share
	Quarter ended June 30,			Six months ended June 30,
	2015	2014	'15 vs '14	2015	2014	'15 vs '14

Electric Distribution	$0.18	$0.20	$(0.02)	$0.38	$0.44	$(0.06)
Electric Transmission	0.14	0.15	(0.01)	0.29	0.31	(0.02)
Gas Distribution	0.02	(0.04)	0.06	0.74	0.64	0.10

Operating Companies	0.34	0.31	0.03	1.41	1.39	0.02

Corporate	(0.06)	(0.06)	-	(0.02)	(0.05)	0.03

Subtotal	$0.28	$0.25	$0.03	$1.39	$1.34	$0.05

Merger and acquisition-related expenses	-	(0.09)	0.09	(0.07)	(0.21)	0.14
Transmission ROE reserves	-	-	-	(0.04)	-	(0.04)

Consolidated Earnings	$0.28	$0.16	$0.12	$1.28	$1.13	$0.15

Avg. Shares - diluted (M)	57.2	57.1		57.2	57.1

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Looking Forward

UIL’s consolidated earnings for 2015 are expected to be in the range of $126-$134 million, or $2.19-$2.34 per diluted share, compared to previously reported estimate of $126-$137 million, or $2.19-$2.39 per diluted share  Excluding the non-recurring items, 2015 consolidated earnings are expected to be in the range of $132-$140 million, or $2.30-$2.45 per diluted share, compared to previously reported estimate of $132-$143 million, or $2.30-$2.50 per diluted share.  Consolidated earnings guidance has been revised to reflect the revised earnings guidance for the Gas Distribution businesses. Earnings for the Gas Distribution businesses have been revised to $54-$58 million, or $0.95-$1.02 per diluted share, compared to the previously reported estimate of $54-$60 million, or $0.95-$1.05 per diluted share.  The revision is mainly due to the earnings impact related to the gas repair work required in the second quarter 2015 as a result of the colder than normal winter weather.

Guidance for all other business segments remains unchanged.

Category	Approximate Net Income(1)	EPS - diluted(2)

Electric Distribution	$46 - $54	$0.80 - $0.95

Electric Transmission(3)	$33 - $38	$0.57 - $0.67

Total Electric	$80 - $92	$1.40 - $1.60

Gas Distribution	$54 - $58	$0.95 - $1.02

Operating Companies	$135- $144	$2.35 - $2.52

UIL Corporate	($7) - ($5)	($0.13) - ($0.08)

Total UIL Holdings, excl. non-recurring items	$132 - $140	$2.30 - $2.45

Non-recurring item - Merger-related expenses(4)	($4) - ($4)	($0.07) - ($0.07)

Non-recurring item - Regulatory reserves	($2) - ($2)	($0.04) - ($0.04)

Total UIL Holdings(5)	$126 - $134	$2.19 - $2.34

(1)	Rounded to the nearest million
(2)	Assumes approximately 57.3 million average shares outstanding
(3)	Excludes any adjustments that may result from the FERC ROE complaints
(4)	Merger-related expenses through June 30, 2015; projected merger related expenses excluded
(5)	Expectations are not expected to be additive

Second quarter 2015 earnings conference call

UIL will conduct a webcast conference call with financial analysts on Thursday, August 6, 2015, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 727,000 electric and natural gas utility customers in 67 communities across two states, with combined total assets of over $5 billion.

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UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs approximately 1,900 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL believes that a breakdown presented on a net income and per share basis by line of business is useful in understanding the change in the results of operations of UIL Holdings’ lines of business from one reporting period to another and in evaluating the actual and projected financial performance and contribution of UIL’s lines of businesses. Earnings per share (EPS) by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by taking the pre-tax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings’ common stock outstanding for the periods presented.  Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL also believe presenting earnings excluding certain non-recurring items, including as presented in the net income discussion and in the earnings guidance section, is useful in understanding and evaluating actual and projected financial performance and contribution of UIL Holdings and to more fully compare and explain our results without including the impact of the non-recurring items. Non-GAAP financial measures should not be considered as alternatives to UIL Holdings’ consolidated net income or EPS determined in accordance with GAAP as indicators of UIL Holdings’ operating performance.

Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  In addition, risks and uncertainties related to our proposed merger with Iberdrola USA include, but are not limited to, the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that UIL shareowners may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed merger, the risk that any announcements relating to the proposed merger could have adverse effects on the market price of UIL common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of UIL to retain and hire key personnel and maintain relationships with its suppliers, and on its operating results and businesses generally.

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New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  These risks, as well as other risks associated with the merger, was more fully discussed in the proxy statement/prospectus that was included in the Registration Statement on Form S-4 that was filed with the Securities and Exchange Commission (SEC) in connection with the merger. Additional risks and uncertainties are identified and discussed in UIL’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. UIL does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between UIL and Iberdrola USA.  In connection with the proposed merger between UIL and Iberdrola USA, Iberdrola USA has filed with the SEC a registration statement on Form S-4 containing a preliminary prospectus of Iberdrola USA and a preliminary proxy statement of UIL.  UIL AND IBERDROLA USA URGE INVESTORS AND SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Iberdrola USA or UIL may file with the SEC or send to shareholders in connection with the proposed merger.

You may obtain copies of all documents filed with the SEC regarding the proposed transaction (when available), free of charge, at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by UIL are also available free of charge on UIL’s website at www.uil.com or by contacting UIL’s Investor Relations Department at 203-499-2409. UIL will mail the definitive proxy statement/prospectus to its shareholders when it becomes available.

Participants in Solicitation

UIL and its directors and executive officers, and Iberdrola USA and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of UIL common stock in respect of the proposed transaction. Information about UIL’s executive officers and directors is set forth in UIL’s definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2015.  Other information regarding the interests of such individuals, as well as information regarding Iberdrola USA’s directors and executive officers, is set forth in the proxy statement/prospectus, which is included in Iberdrola USA’s registration on Form S-4 filed with the SEC.  You may obtain free copies of these documents as described in the preceding paragraph.

The following are summaries of UIL’s unaudited consolidated financial information for the second quarter and first six months of 2015:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Operating Revenues	$312,007	$334,794	$896,060	$905,956

Operating Expenses
Operation
Purchased power	36,715	32,679	133,817	85,809
Natural gas purchased	40,101	76,557	214,621	291,482
Operation and maintenance	103,004	102,700	204,351	195,577
Transmission wholesale	17,988	19,064	37,697	39,975
Depreciation and amortization	39,380	36,512	82,664	76,830
Taxes - other than income taxes	31,834	30,541	73,149	70,077
Merger and acquisition-related expenses	93	469	6,795	5,520
Total Operating Expenses	269,115	298,522	753,094	765,270
Operating Income	42,892	36,272	142,966	140,686

Other Income and (Deductions), net
Acquisition-related bridge facility fees	-	(7,926)	-	(14,339)
Other income and (deductions)	4,294	4,624	8,662	8,486
Total Other Income and (Deductions), net	4,294	(3,302)	8,662	(5,853)

Interest Charges, net
Interest on long-term debt	22,217	22,448	44,442	44,900
Other interest, net	1,404	392	2,636	567
	23,621	22,840	47,078	45,467
Amortization of debt expense and redemption premiums	609	607	1,216	1,214
Total Interest Charges, net	24,230	23,447	48,294	46,681

Income from Equity Investments	3,940	3,520	6,876	6,906

Income Before Income Taxes	26,896	13,043	110,210	95,058

Income Taxes	11,050	3,740	36,755	30,290

Net Income	15,846	9,303	73,455	64,768
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	7	(40)	14	(27)

Net Income attributable to UIL Holdings	$15,839	$9,343	$73,441	$64,795

Average Number of Common Shares Outstanding - Basic	56,950	56,842	56,918	56,814
Average Number of Common Shares Outstanding - Diluted	57,241	57,102	57,229	57,079

Earnings Per Share of Common Stock - Basic:	$0.28	$0.16	$1.29	$1.14

Earnings Per Share of Common Stock - Diluted:	$0.28	$0.16	$1.28	$1.13

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$0.864

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net Income	$15,846	$9,303	$73,455	$64,768
Other Comprehensive Income (Loss), net of income taxes
Changes in unrealized gains (losses) related to pension and other post-retirement benefit plans	(57)	170	216	231
Other	(8)	(4)	(1)	8
Total Other Comprehensive Income (Loss), net of income taxes	(65)	166	215	239
Comprehensive Income	15,781	9,469	73,670	65,007
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	7	(40)	14	(27)
Comprehensive Income Attributable to UIL Holdings	$15,774	$9,509	$73,656	$65,034

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(thousands of dollars)	June 30, 2015	December 31, 2014
ASSETS
Current assets	$666,105	$670,096
Other investments	140,258	139,972
Net property, plant and equipment	3,407,309	3,292,690
Regulatory assets	681,091	687,198
Goodwill	266,205	266,205
Deferred charges and other assets	40,194	55,774
Total Assets	$5,201,162	$5,111,935

LIABILITIES AND CAPITALIZATION
Current liabilities	$448,278	$495,558
Deferred income taxes	608,290	585,335
Regulatory liabilities	509,758	491,896
Other noncurrent liabilities	478,772	459,476
Total Liabilities	2,045,098	2,032,265

Long-term debt, net of unamortized discount and premium	1,758,987	1,711,349
Preferred stock of subsidiary	119	119
Net common stock equity	1,396,958	1,368,202
Total Capitalization	3,156,064	3,079,670

Total Liabilities and Capitalization	$5,201,162	$5,111,935